Consulting Agreement

This agreement (the “Agreement”) is effective as of the 1st day of July, 2009 by and between Bunge Limited, a Bermuda company (“Bunge” or the “Company”) and Joao Fernando Kfouri (the “Consultant”).

The parties agree as follows:

1)	Engagement

Subject to the terms and conditions set forth herein, Bunge hereby engages the Consultant and the Consultant hereby agrees to provide the Consulting Services (as defined herein) to the Company.

2)	Term

Unless otherwise extended by Bunge and the Consultant in writing, the term of this Agreement shall commence on July 1, 2009 and end on December 31, 2009, both inclusive; provided, however, that this Agreement may be terminated prior to such termination date by mutual written agreement of the parties (the “Term”).

3)	Services Contracted

The Consultant is being retained by Bunge to provide advice and counsel with respect to the Company’s global Food and Ingredients business strategy and the transition of the duties and responsibilities of the position of Managing Director of Food and Ingredients to a successor (the “Consulting Services”).

4)	Workload, Schedule and Coordination

The Consultant is expected to dedicate an appropriate amount of his time to the performance of the Consulting Services in accordance with the terms of this Agreement.  However, he will have no set or fixed work schedule.  He will report to and coordinate his workload directly with the Chief Executive Officer of Bunge.

Nothing in this Agreement shall prohibit the Consultant from rendering services to any company not affiliated with the Bunge Group (as defined below) so long as such activities do not interfere with the Consulting Services to be provided pursuant to this Agreement and do not violate the terms of this Agreement.

5)	Consulting Fees

As compensation for the performance of the Consulting Services, Bunge shall pay the Consultant US$22,500 per month through the end of the Term, payable monthly, in arrears.  This amount shall be paid no later than fifteen calendar days after the end of each elapsed month.

In order to enable the Consultant to perform the Consulting Services, the Company will reimburse the Consultant for the cost of reasonable business expenses incurred in the performance of the Consulting Services, subject to the submission of appropriate documentation by the Consultant, in accordance with the Company’s business expense reimbursement policies.  Reimbursement shall be made within 45 days after complete documentation is provided to the Company.

6)	Status; Taxes

(a)
Status.  It is expressly agreed that the Consultant shall be acting as an independent contractor in the performance of the Consulting Services hereunder and not as an employee of the Company or any of its subsidiaries or affiliates (the “Bunge Group”) and, in such capacity, shall not be eligible to participate in any employee benefit plan or program of the Bunge Group.  The Consultant shall have no authority to act as an agent of the Company and he shall not represent to the contrary to any person.

(b)
Taxes.  It is intended that the fees paid hereunder shall constitute revenue to the Consultant.  To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income or employment tax withholdings or under any other state or federal laws.  The Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Company, its officers, directors and employees harmless from any liability arising from the failure to withhold such amounts.

7)	Protective Covenants

(a)
Confidentiality.  The Consultant agrees with the Company that he shall not at any time during or subsequent to the end of the Term, except with the prior written consent of the Company, directly or indirectly, disclose or appropriate for his own use, or for the use of a third party, any proprietary or confidential information of or related to the Bunge Group.  The Consultant confirms that all such proprietary and confidential information is and shall remain the exclusive property of the Bunge Group.  All business records, papers and documents kept or made by the Consultant relating to the business of the Bunge Group shall be and remain the property of the Bunge Group.

(b)
Nonsolicitation.  The Consultant agrees that, during the Term and during the twelve month period immediately following the end of the Term, the Consultant shall not, directly or indirectly: (i) solicit or contact any customer of the Bunge Group (or any other entity that the Consultant knows is a potential customer with respect to specific products of the Bunge Group) for any commercial pursuit that to the knowledge of the Consultant is (or that is contemplated by any corresponding business plan during the Term to be) in competition with the Bunge Group; (ii) take away or interfere with or attempt to take away or interfere with any trade, business or patronage of any of the customers, partners or suppliers of the Bunge Group, or induce, or attempt to induce, any employees, agents or independent contractors of or to the Bunge Group to do anything which the Consultant is restricted from doing under this Agreement; or (iii) offer or aid others to offer employment to employees of the Bunge Group, or interfere or attempt to interfere with the relationship, contractual, employment or otherwise, between the Bunge Group and any of its contractors, consultants or employees.

(c)
Cooperation of the Consultant.  During and after the Term, the Consultant shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions which are now in existence or which may be brought in the future against or on behalf of the Bunge Group and in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Consultant was providing the Consulting Services.  The Company shall reimburse the Consultant for all reasonable costs and expenses incurred in connection with his performance under this Section, including, without limitation, reasonable attorneys’ fees and costs.

(d)
Injunctive Relief.  The Consultant acknowledges that damages for any breach of this Section 7 will be difficult to determine and inadequate to remedy the harm which may be caused and, therefore, consents that the restrictions contained in this Section may be enforced by temporary or permanent injunction.  Such injunctive relief shall be in addition to and not in place of any other remedies available at law or in equity.

8)	Modifications to the Agreement; Notices

No amendment, modification or waiver of this Agreement will be effective unless and until executed in writing by both parties hereto.

Any notice required or permitted to be given hereunder shall be sufficient if in writing, and such notices must be sent by registered or certified mail to the last known addresses specified by the parties.

9)	Miscellaneous

This Agreement constitutes the entire understanding of the parties with respect to the performance by the Consultant of the Consulting Services and shall supersede and replace all prior agreements and understandings between the parties hereto with respect to the same subject.

This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns and shall be binding upon and inure to the benefit of the Consultant and his heirs and legal representatives.  In no event shall the Consultant’s obligations to perform services for the Company be delegated or assigned by the Consultant.

This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one Agreement.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York.  Any litigation or other proceeding commenced by either party to this Agreement for the purpose, in whole or in part, of enforcing this Agreement or the parties’ respective rights or obligations hereunder shall be commenced in the federal or state courts of New York.

Effective as of July 1, 2009

BUNGE LIMITED	CONSULTANT

By:/s/ Vicente C. Teixeira	By:/s/ Joao Fernando Kfouri
Name: Vicente C. Teixeira	Name: Joao Fernando Kfouri
Title: Chief Personnel Officer